EXHIBIT 99


WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587

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FOR IMMEDIATE RELEASE

                                      CONTACT:              ROBERT C. WHITE, CEO
                                                            JULY 22, 2003
                                                            (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                         ANNOUNCES THIRD QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $306,910 or $0.27 per share for the quarter ended June 30, 2003, compared to earnings of $290,858 or $0.25 per share for the same quarter a year earlier. Earnings for the first nine month's of the Company's fiscal year were reported at $894,054 or $0.78 per share versus $810,545 or $0.70 per share for the same nine-month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that he was pleased that the Company's quarterly and year-to-date results exceeded expectations. He also cautioned that the Company's interest rate margins continue to be squeezed due to the Federal Reserve's current policy of historic low rates. The Company has made attempts to control its interest rate risk by ensuring that its interest-earning portfolios are relatively short in duration. In doing so, the Company believes it has sacrificed possible higher earnings in the short run for longer-term earnings stability. The Company's net interest margin was 3.62% during the current quarter as compared to 3.53% a year earlier. In addition, soft economic conditions continue to hamper current loan demand in the Company's primary lending area. However, refinancing activity spurred by the current low interest rate environment has aided the Company's venture into the secondary lending market.

The Company had previously announced a quarterly dividend of $0.14 per share for shareholders of record as of June 30, 2003, payable on July 10, 2003. The current dividend represents the 29th consecutive quarterly dividend paid by the Company and an increase in the quarterly dividend rate of $0.02 per share.

Wake Forest Bancshares Inc.'s return on average assets was 1.40% for the current quarter and its efficiency ratio was 35.65% for the quarter. At June 30, 2003, the Company's ratios of non-performing loans to total loans and non-performing assets to total assets equaled 1.21% and 2.21%, respectively. However, the Company has sales contracts on approximately 60% of its non-performing assets at June 30, 2003. The Company provided $30,000 in loan loss provisions during the current quarter and raised its percentage of loan loss allowances to total loans from 0.61% at the start of its fiscal year to 0.93% at June 30, 2003. The Company believes that it is adequately reserved for any possible loan losses at this time. Total assets of the Company amounted to $87.7 million at June 30, 2003. Total net loans receivable and deposits outstanding at June 30, 2003 amounted to $65.8 million and $71.0 million, respectively.

Wake Forest Bancshares, Inc. has 1,145,496 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.